Exhibit 99.1

CARING BRANDS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of August 31, 2026

Purpose. This unaudited pro forma condensed consolidated balance sheet is presented to evidence the Company’s stockholders’ equity following significant transactions completed after August 31, 2026. The presentation uses August 31, 2026 as the historical balance-sheet date and separately reflects the post-period transactions that resulted in pro forma compliance with Nasdaq Capital Market Listing Rule 5550(b)(1).

Nasdaq standard. Nasdaq Listing Rule 5550(b)(1) requires a Nasdaq Capital Market issuer relying on the Equity Standard to maintain stockholders’ equity of at least $2.5 million. The pro forma stockholders’ equity shown below is approximately $8.2 million.

($)	August 31, 2026 Historical	Post-August 31 Adjustments	Pro Forma
ASSETS
Cash and cash equivalents	1,527,362	6,999,900(Note 2)	8,527,262
Inventory, net	12,807	—	12,807
Prepaid expenses and other current assets	121,432	—	121,432
Total current assets	1,661,601	6,999,900	8,661,501
Total assets	1,661,601	6,999,900	8,661,501
LIABILITIES
Accounts payable	293,805	—	293,805
Accrued expenses and other current liabilities	147,277	—	147,277
Total liabilities	441,082	—	441,082
MEZZANINE EQUITY
Series A Convertible Redeemable Preferred Stock	3,852,686	(3,852,686)(Note 3)	—
Total mezzanine equity	3,852,686	(3,852,686)	—
STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock	10,369	—	10,369
Additional paid-in capital (derived; see Note 3)	7,200,965	10,852,582	18,053,547
Common stock payable	258,780	—	258,780
Subscription receivable	(800)	—	(800)
Series A Convertible Preferred Stock	—	4	4
Accumulated deficit	(10,101,481)	—	(10,101,481)
Total stockholders’ equity (deficit)	(2,632,167)	10,852,586	8,220,419
Total liabilities, mezzanine equity and stockholders’ equity (deficit)	1,661,601	6,999,900	8,661,501

Unaudited - Prepared for Nasdaq compliance submission

CARING BRANDS, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Note 1 - Basis of presentation. The historical column reflects the Company’s consolidated financial position as of August 31, 2026, based on management’s month-end closing information and adjusting entries. The pro forma adjustment column reflects only the significant post-August 31 transactions described below. The information is unaudited and has been prepared for the limited purpose of demonstrating the effect of those transactions on stockholders’ equity.

Note 2 - PIPE financing. Subsequent to August 31, 2026, the Company completed a preferred-stock private investment in public equity (PIPE) with gross proceeds of $7,149,900. For purposes of this presentation, estimated offering costs of $150,000 are recorded as a reduction of additional paid-in capital, resulting in net cash proceeds and an increase in stockholders’ equity of $6,999,900. The final preferred-stock par value and share count should be conformed to the executed closing documents before submission.

Note 3 - Series A preferred stock reclassification. Subsequent to August 31, 2026, the redemption feature applicable to the outstanding Series A Convertible Redeemable Preferred Stock was eliminated through the holder’s waiver of redemption rights and the related amendment to the Certificate of Designation. Accordingly, the $3,852,686 carrying value is presented as a reclassification from mezzanine equity to permanent stockholders’ equity, with no gain or loss recognized. The pro forma adjustment credits $4 to Series A preferred-stock par value and $3,852,682 to additional paid-in capital.

Note 4 - August 31 historical balances. Cash and cash equivalents were $1,527,362; inventory was $12,807; prepaid expenses and other current assets were $121,433; accounts payable were $293,805; and accrued expenses and other current liabilities were $147,277. The prepaid balance reflects a $44,981 increase from the $76,451 base. The accrued-liability balance includes a $56,436 July-August accrual for the 8% dividend on Series A Preferred Stock, calculated on the $4,232,686 June 30 redemption-value base for two months. The July-August operating loss is $256,861. The preferred dividend is reflected as a reduction of equity in arriving at the August 31 accumulated deficit of $10,101,481.

Note 5 - Pro forma stockholders’ equity. Historical stockholders’ deficit at August 31, 2026 is approximately $2,632,168 after reflecting the updated July-August operating loss of $256,861 and the July-August Series A preferred dividend accrual of $56,436. After giving effect to the $3,852,686 Series A reclassification and $6,999,900 of net PIPE proceeds, pro forma stockholders’ equity is approximately $8,220,419.

Note 6 - Reconciliation to September 1, 2026 Form 8-K estimate. The Company’s September 1, 2026 Form 8-K stated a preliminary, unaudited stockholders’ equity estimate of approximately $5,850,000 following the Initial Closing and the Series A amendment. The detailed pro forma presented herein produces stockholders’ equity of $8,370,419 before the $150,000 estimated PIPE offering-cost adjustment, a difference of approximately $2,520,419 from the preliminary estimate. After reflecting the $150,000 estimated offering costs as a reduction of additional paid-in capital, detailed pro forma stockholders’ equity is $8,220,419.

Nasdaq Equity Standard - Compliance Summary

Nasdaq Capital Market Equity Standard	$2,500,000
Pro forma stockholders’ equity	$8,220,419
Pro forma cushion above minimum	$5,720,419
Historical balance-sheet date	August 31, 2026

Source note. Nasdaq Listing Rule 5550(b)(1), as published by the Nasdaq Listing Center, provides for stockholders’ equity of at least $2.5 million under the Equity Standard. This document should be read together with the Company’s supporting bank statements, August 31 closing records, PIPE closing documents, preferred-stock waiver/amendment, and other transaction support.

Unaudited - Prepared for Nasdaq compliance submission